Exhibit 99.1

Investor Contact:	Media Contact:
A. Pierre Dubois	Travis Small
Pierpont Investor Relations	Rasky Baerlein Strategic Communications
Director of Investor Relations	Vice President
(512) 527-2921	(617) 443-9933 x356

Valence Technology Reports Fiscal 2009

Third Quarter and Year-to-Date Financial Results

Austin, Texas (Feb. 9, 2009) - Valence Technology, Inc. (NASDAQ:VLNC), a leading international developer of safe lithium phosphate energy storage solutions, today reported financial results for its fiscal 2009 third quarter and nine months ended December 31, 2008.

Summary of results for fiscal 2009 third quarter compared to fiscal 2008 third quarter:

•      Revenue increased to $4.7 million compared to $3.4 million.

•                  Gross margin improved to a positive $250,000 compared to a negative $35,000.

•                  Operating expenses declined to $4.1 million compared to $4.3 million.

•                  Operating loss improved to $3.8 million compared to a loss of $4.3 million.

•                  Net loss available to common shareholders improved to $5.2 million or $0.04 per share, compared to a loss of $5.7 million or $0.05 per share.

Summary of results for fiscal 2009 nine months compared to fiscal 2008 nine months:

•                  Revenue was $21.5 million compared to $13.0 million.

•                  Gross margin was $52,000 compared to $1.2 million.

•                  Operating expenses were $13.5 million compared to $11.9 million.

•                  Operating loss was $13.5 million compared to a loss of $10.7 million.

•                  Net loss available to common shareholders was $17.0 million or $0.14 per share, compared to a loss of $15.0 million or $0.14 per share.

“Despite the global economic slowdown, we are being sought out by customers for our industry leading products driven by their own interest in accelerating roll-out of various types of applications, including demonstration vehicle fleets,” said Robert L. Kanode, president and chief executive officer of Valence Technology.  “Development of electric and hybrid vehicles in Europe appears to be moving at a faster pace than in the U.S.  However, selection of platforms and the associated energy storage systems is a gradual process as OEMs conduct their extensive due diligence.  We believe that our products, engineering capability, vast intellectual property and experience will fulfill their immediate needs.  Both commercial and passenger vehicles are well-suited to be powered by our energy storage solutions and while opportunities are ample in Europe, we are now seeing increased interest from potential U.S. customers as well.”

THIRD QUARTER FINANCIAL RESULTS

For the third quarter of fiscal 2009, the Company reported total revenue of $4.7 million compared to $3.4 million for the same period last year mainly due to increased sales of large format battery systems to existing and new customers.  Gross margin improved to a positive $250,000 compared to a negative $35,000 last year mainly due to higher sales.

Total operating expenses declined to $4.1 million from $4.3 million in last year’s quarter due to lower depreciation and amortization, marketing, and general and administrative costs slightly offset by higher research and product development costs.  The Company’s operating loss improved to $3.8 million compared to $4.3 million for the same period last year due to higher revenue and gross margin and lower operating costs.  The net loss available to common stockholders was $5.2 million or $0.04 per share, compared to a net loss of $5.7 million or $0.05 per share, for the same period last year.

NINE MONTH FINANCIAL RESULTS

For the nine-month period ended December 31, 2008, the Company reported total revenue of $21.5 million compared to $13.0 million for the same period last year, or a 65% increase.  This was mainly due to new customer shipments of energy storage systems and qualification packs. Gross margin declined to $52,000 compared to $1.2 million for the same period last year.  The nine-month period ended December 31, 2008 included inventory adjustments which increased cost of sales and reduced gross margin. This included a $2.2 million adjustment related to the previously announced plans to discontinue the N-Charge® product line and focus on higher margin large-format energy solutions.

Overall operating expenses rose to $13.5 million from $11.9 million compared to the same period last year in order to facilitate the anticipated ramp in the current fiscal year revenues. The net loss available to common stockholders was $17.0 million or $0.14 per share, compared to a net loss of $15.0 million or $0.14 per share, for the same period last year.

THIRD QUARTER FISCAL 2009 CONFERENCE CALL AND WEBCAST

Valence will conduct a conference call today to discuss its third quarter fiscal 2009 financial results at 3:30 p.m. CST (4:30 p.m. EST). The conference call will be webcast and may be accessed by all interested parties at www.valence.com by clicking on the following links: Investor Relations - Events and Presentations. To access the webcast, please go to this Web site approximately fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

Those callers within the United States and Canada can dial (877) 795-3604 and enter conference identification number 3514636 to participate. Callers outside the United States and Canada can dial (719) 325-4753 and enter conference identification number 3514636 to participate.

A replay of the webcast will be available on the company’s Web site at www.valence.com.  A telephonic replay will also be available from 6:30 p.m. CST on February 9, 2009 through 6:30 p.m. CST on February 16, 2009. To access the replay, please dial (888) 203-1112 and enter the following identification number 3514636.  Callers outside the United States and

Canada can access the replay by dialing (719) 457-0820 and entering conference identification number 3514636.

ABOUT VALENCE TECHNOLOGY INC.

Valence Technology is an international leader in the development of lithium phosphate energy storage solutions. The company has redefined lithium battery technology and performance by marketing the industry’s first safe, reliable and rechargeable lithium phosphate battery. Founded in 1989, Valence today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio. Headquartered in Austin, Texas, Valence has facilities in Nevada, China and Northern Ireland. Valence is traded on the NASDAQ Capital Market under the ticker symbol VLNC.  For more information, visit www.valence.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our statements that we are positioned to realize better execution, improve gross margins, continue to reduce production costs and expenses, realize a strong year in both customer orders and revenue and our financial guidance.  Actual results should be expected to vary substantially from these forward-looking statements as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the impact of our limited financial resources on our ability to execute on our business plan and the need to raise additional debt or equity financing to execute on that plan; our uninterrupted history of quarterly losses and our ability to ever achieve profitability; the overall demand for batteries to power electric vehicles, and the demand for our lithium-ion batteries and lithium phosphate battery technology; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; the rate of customer acceptance and sales of our products; the level and pace of expansion of our manufacturing capabilities, including our ability to scale our manufacturing and quality processes at a level necessary to support potential demand; product or quality defects; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins in order to achieve break-even cash flow; the level of our selling, general and administrative costs; any impairment in the carrying value of our intangible or other assets; our execution on our business strategy of moving our operations to Asia and our ability to achieve our intended strategic and operating goals; our ability to attract and retain key personnel; the failure to expand our customer base, including to those companies with which it has been disclosed that we may be in preliminary discussions; the effects of competition; and general economic conditions, including a decrease in demand for our products which may be related to a sustained decrease in the price of oil, and the potential for reduced overall demand for vehicles that use our products and technology due to reduced global demand or economic downturn. These and other risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended March 31, 2008 and subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities Exchange Commission.  The reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.  We disclaim any intent or obligation to update these forward-looking statements.

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{financial tables to follow}

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES

SELECT CONSOLIDATED BALANCE SHEET DATA

(amounts in thousands)

	December 31,	March 31,
	2008	2008
Assets
Total current assets	$24,614	$22,011
Total assets	$31,097	$27,158

Liabilities, Preferred Stock and Stockholders’ Deficit
Total current liabilities	$7,707	$10,811
Total liabilities	$85,568	$85,865

Redeemable convertible preferred stock	$8,610	$8,610
Total stockholders’ deficit	$(63,081)	$(67,317)

Total Liabilities, Preferred Stock and Stockholders’ Deficit	$31,097	$27,158

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES

SELECT CONSOLIDATED INCOME STATEMENT DATA

(amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Total revenues	$4,682	$3,378	$21,487	$12,983

Gross margin profit (loss)	$250	$(35)	$52	$1,153

Operating expenses	$4,067	$4,291	$13,531	$11,894

Operating loss	$(3,817)	$(4,326)	$(13,479)	$(10,741)

Net loss available to common stockholders	$(5,195)	$(5,746)	$(16,987)	$(14,998)

Net loss per share available to common stockholders	$(0.04)	$(0.05)	$(0.14)	$(0.14)